CONSENT OF KPMG LLP





The Board of Directors
Dendrite International, Inc.:

     We consent to the incorporation by reference of our report dated February 16, 1999 in this Form S-8 Registration Statement of Dendrite International, Inc., with respect to the balance sheet of CorNet International, Ltd. as of December 31, 1998, and the related statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, which report is included in the December 31, 1999 annual report on Form 10-K of Dendrite International, Inc.


                                          /s/ KPMG LLP


Allentown, Pennsylvania
October 16, 2000